SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[_]	Soliciting Material Under Rule 14a-12
[_]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials

Vishay Precision Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[_]	Fee computed on table above per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPIES, DATED APRIL 8, 2011

VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355

April 19, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Vishay Precision Group, Inc., to be held at 10:00 a.m., local time, on Thursday, June 2, 2011, at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay Precision Group’s business operations. There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay Precision Group. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Marc Zandman
Chairman of the Board of Directors

PRELIMINARY COPIES, DATED APRIL 8, 2011

VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 2, 2011

The 2011 Annual Meeting of Stockholders of Vishay Precision Group, Inc. will be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355, on Thursday, June 2, 2011 at 10:00 a.m., local time. The meeting will be held to consider and act upon:

1.	The election of five directors to hold office until 2012;

2.	The ratification of our independent registered public accounting firm for fiscal year 2011;

3.	The approval of an amendment to our certificate of incorporation;

4.	The approval, by non-binding vote, of our executive compensation;

5.	The recommendation, by non-binding vote, of the frequency of stockholder advisory votes on executive compensation; and

6.	Such other business as may be brought properly before the meeting.

Our stockholders of record at the close of business on April 18, 2011 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

William M. Clancy
Corporate Secretary

Malvern, Pennsylvania
April 19, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 2, 2011.

The Proxy Statement for the 2011 Annual Meeting of Stockholders and our 2010 Annual Report to
Stockholders are available for view on our proxy website:

www.proxyvote.com

PRELIMINARY COPIES, DATED APRIL 8, 2011

VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Precision Group, Inc. for use at the 2011 Annual Meeting of Stockholders to be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355 on Thursday, June 2, 2011 at 10:00 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 19, 2011.

ABOUT THE MEETING

Why did I receive these materials?

Pursuant to the rules of the New York Stock Exchange, we are required to hold a meeting of stockholders annually. This year’s meeting will be held on June 2, 2011. There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (the “Board”) is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Precision Group, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Precision Group, Inc.,” “VPG,” “we,” “our,” or the “Company.”

We intend to begin mailing the required notice with the full set of materials to stockholders on or about April 19, 2011. The proxy materials will be posted on the Internet, at http://ir.VishayPG.com, no later than the day we begin mailing the notice and the accompanying proxy materials.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 18, 2011 as the record date for the 2011 Annual Meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:
  FOR the election of five directors to hold office for terms of one year and until their successors are duly elected and qualified (see Proposal One);

  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (see Proposal Two);

  FOR the adoption of an amendment to our Certificate of Incorporation (see Proposal Three);

  FOR approval, on an advisory basis, of the compensation for our named executive officers (see Proposal Four);

  FOR approval, on an advisory basis, of a triennial stockholder advisory vote on executive compensation (see Proposal Five); and

  for or against any other matters that come before the 2011 Annual Meeting, as the proxy holders deem advisable.
Does VPG have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were _______ shares of common stock and _______ shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by VPG’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at our headquarters, 3 Great Valley Parkway, Suite 150, Malvern, Pennsylvania 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in VPG’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

On each matter to be voted on at the 2011 Annual Meeting, the holders of common stock and Class B common stock will vote together as a single class. Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:
  Proposal One. The election of five directors to hold office for terms of one year or until their successors are duly elected and qualified requires a plurality of the votes cast with respect to each directorship.

  Proposal Two. The ratification of the appointment of Ernst & Young LLP as VPG’s independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast on Proposal Two.

  Proposal Three. The approval of an amendment to our certificate of incorporation requires the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares.

  Proposal Four. The non-binding approval of our executive compensation requires the affirmative vote of a majority of the votes cast on Proposal Four.

  Proposal Five. The non-binding recommendation regarding the frequency of stockholder advisory votes on executive compensation requires a majority of the votes cast on Proposal Five.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “abstain” will be counted for purposes of determining the presence of a quorum at the 2011 Annual Meeting. Abstentions, because they are included in the number of votes outstanding, will have the same effect as a vote “against” Proposal Three. Abstentions will have no effect on the election of directors under Proposal One, or on the votes under Proposals Two, Four and Five.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors, the adoption of amendments to our certificate of incorporation, or the approval, on an advisory basis, of certain resolutions relating to the compensation of our executive officers. Accordingly, brokers may vote in their discretion only on Proposal Two. For your vote to be counted with respect to all other Proposals, including the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as votes cast. Because the Company has a plurality voting standard for the election of directors and because the other proposals, with the exception of Proposal Three, will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals except Proposal Three. With respect to Proposal Three, broker non-votes will be treated like abstentions, and will have the same effect as a vote “against” Proposal Three.

How do I vote my shares? Can I vote electronically?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:
  On the Internet. You can vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions on your proxy card. You will need the 12-digit control number included on your proxy card.

  Over the Phone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

  By Mail. If you received our proxy materials by mail, you may complete, sign and mail your proxy card to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

  In Person. You may vote by written ballot at the annual meeting.
The shares represented by your proxy, whether voted using the Internet, by phone, or mail, will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendation of the Board.

You may either vote “for all” or “withhold” your vote for the election of the director nominees under Proposal One, or you may vote for only some of the nominees. You may vote “for,” “against” or “abstain” on Proposals Two, Three and Four. You may vote for “1 Year”, “2 Years”, “3 Years” or “abstain” on Proposal Five.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the 2011 Annual Meeting. In order to revoke your proxy, you may either:
  sign and timely return another proxy card bearing a later date;

  provide written notice of the revocation to VPG’s Corporate Secretary; or

  attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

If you are the record holder of your shares, you should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board.

If you hold your shares in “street name,” you should provide voting instructions for all proposals appearing on the proxy card to your broker, bank, or other holder of record. However, even if you do not provide voting instructions for all proposals, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm (Proposal Two) to be a routine matter. On this matter, your broker or nominee can vote your street name shares on this item even though you have not provided voting instructions, or chose not to vote your shares on these matters. With respect to matters that are not “routine”, your broker or nominee will not be able to vote your shares and they will be recorded as “broker non-votes.”

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters, including with respect to the ratification of the independent registered public accounting firm (Proposal Two). With respect to matters that are not “routine”, your broker or nominee will not be able to vote your shares and they will be recorded as “broker non-votes.”

Who paid to send me the proxy materials?

The cost of production and mailing of proxy materials, and the solicitation of proxies, will be borne by VPG. The Board may use the services of VPG’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and VPG will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

How is VPG governed?

At VPG, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”). The Board oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of VPG and its stockholders. The Board’s primary responsibilities include:
  Review of our performance, strategies, and major decisions;

  Oversight of our compliance with legal and regulatory requirements and the integrity of our financial statements;

  Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and

  Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.
Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described herein.

Where can I find more information about the corporate governance practices of VPG?

Various corporate governance related documents are available on our website, including:
  Corporate Governance Principles

  Code of Business Conduct and Ethics

  Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers

  Audit Committee Charter

  Nominating and Corporate Governance Committee Charter

  Compensation Committee Charter
To view these documents, access http://ir.VishayPG.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to VPG’s investor relations department.

We intend to post any amendments to, or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

VPG has a single class of directors, all of whom are elected annually. The number of directors is fixed by the Board, subject to a maximum of nine directors as provided in the Company’s charter documents. There are currently five members of the Board. As described in Proposal One, all five directors will be elected for a term expiring at the annual meeting of stockholders in 2012. Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with VPG. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of VPG and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

Accordingly, the Board has concluded that Dr. Samuel Broydo, Saul Reibstein and Timothy Talbert qualify as independent directors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2010?

The Board met three times in the period between July 6, 2010 (the date that VPG became an independent public company, following its spin-off from Vishay Intertechnology, Inc.) and December 31, 2010. In 2010, each director attended all of the meetings of the Board and any Committee on which such director served. It is the policy of the Board that directors are expected to attend the 2011 Annual Meeting and all future annual meetings of stockholders.

What is the role of the Board’s Committees?

Immediately following the spin-off, the Board established a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee, each of which is described herein.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, and recommending that the Board approve, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for VPG; overseeing the evaluation of the Board and the management of VPG; administering VPG’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The chairman of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors. The current chairman of the Nominating and Corporate Governance Committee is Mr. Talbert.

Audit Committee - The functions of the Audit Committee include overseeing VPG’s accounting and financial reporting processes; overseeing the audits of our combined and consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and the Board has determined that Mr. Reibstein, the chairman of the Committee, qualifies as an audit committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the Company’s 2010 Stock Incentive Program (the “2010 Program”), to determine the individuals who are to receive awards; the type of awards, including stock, stock options, restricted stock and restricted stock units (“RSUs”), and the vesting requirements with respect to those awards, and to administer and interpret the 2010 Program. Dr. Broydo is the chairman of this committee. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

Board Leadership Structure and Role in Risk Oversight

The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as may be in the best interests of the Company from time to time. The Board separated the positions of Chairman and Chief Executive Officer when the Company was spun off from Vishay Intertechnology, Inc.

The long experience of Mr. Marc Zandman, our Chairman, with the Company’s business (as a subsidiary of Vishay Intertechnology, Inc. prior to the spin-off) uniquely qualifies him to serve as the Board’s non-Executive Chairman as VPG develops as an independent public company. At the same time, the active membership of Mr. Ziv Shoshani, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company’s business, day-to-day operations, industry and competitive challenges.

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their respective areas of focus.
  The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

  The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.

  The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.
Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the Board and its committees.

The Board believes that open and constructive communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The following table summarizes the composition of these Committees:

Nominating &
Corporate
		Governance	Compensation
	Audit Committee	Committee	Committee
Marc Zandman	—	—	—
Samuel Broydo	*	*	**
Saul Reibstein	**	*	*
Timothy Talbert	*	**	*
Ziv Shoshani	—	—	—
Number of Meetings
during 2010	5	1	1
Actions by Unanimous
Consent in Lieu of
Meeting during 2010	0	0	0
____________________

*	– Member

**	– Chairman

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire, and are qualified, to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board; who the Committee believes will continue to make important contributions to the Board; and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Nominating and Corporate Governance Committee may also engage a search firm to assist in identifying qualified candidates. If such a search firm is engaged, the Committee sets the fees and scope of engagement. The Nominating and Corporate Governance Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of VPG and whether the stockholders intend to continue holding that interest through the annual meeting date.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director:
  be persons of integrity and sound ethical character;

  be able to represent all stockholders fairly;

  have no interests that materially conflict with those of VPG and its stockholders;

  have demonstrated professional achievement;

  have meaningful management, advisory or policy making experience;

  have a general appreciation of the major business issues facing VPG; and

  have adequate time to devote to serve on the Board.
A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate. Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Nominating and Corporate Governance Committee’s procedures, as outlined herein and set forth on our website. For each annual meeting of our stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation per stockholder or affiliated group of stockholders. The Nominating and Corporate Governance Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. Stockholders should be aware, as discussed herein, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. However, in the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is available upon request. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

VPG stockholders may communicate with the Board, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355; or by e-mail to boardofdirectors@VishayPG.com. Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of VPG that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in VPG; (iii) any special interest, meaning an interest not in the capacity as a stockholder of VPG, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with VPG’s management.

DIRECTOR COMPENSATION

Concurrent with the annual meeting, each non-employee director receives an annual retainer fee of $30,000 for serving on the Board, excluding the Chairman. Concurrent with the annual meeting, Mr. Zandman receives an annual retainer fee of $75,000 for serving as non-Executive Chairman of the Board. Directors who are also employees of VPG do not receive any additional compensation for their service as directors. See discussion herein under the heading “Executive Compensation.”

At the time of their initial election to the Board in July 2010, our non-employee directors, excluding the Chairman, each received a founder’s equity grant of RSUs worth $30,000 at the time of grant. At the time of his initial election to the Board in July 2010, the non-Executive Chairman received a founder’s equity grant of RSUs worth $75,000 at the time of grant. All founder’s equity grants of RSUs to non-employee directors vest in three equal annual installments beginning on July 6, 2011. In March 2011, our Compensation Committee approved a grant of RSUs worth $10,000 to all of our non-employee directors, other than our Chairman, effective immediately after the 2011 Annual Meeting, and a grant of RSUs worth $25,000 to our Chairman effective immediately after the 2011 Annual Meeting. These grants are subject to each director’s re-election at the 2011 Annual Meeting; the RSUs will vest on the first anniversary of the 2011 Annual Meeting.

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2010:

	Fees Earned	Stock
	and	Awards
Name	Paid in Cash	(1)	Total
Samuel Broydo	$30,000	$30,000	$60,000
Saul Reibstein	$30,000	$30,000	$60,000
Timothy Talbert	$30,000	$30,000	$60,000
Marc Zandman (2)	$75,000	$75,000	$150,000
____________________

(1)
Each of the directors was granted RSUs in 2010 under the Vishay Precision Group, Inc. 2010 Stock Incentive Program. The RSUs vest in three equal annual installments, beginning on the first anniversary of the spin-off of the Company from Vishay Intertechnology, Inc. The grant-date fair value of RSUs is recognized over the vesting period. The amounts presented in the table represent the aggregate grant-date fair value of the RSUs computed in accordance with FASB ASC Topic 718.

(2)	Non-Executive Chairman.

PROPOSAL ONE

ELECTION OF DIRECTORS

All five directors serving on the Board are nominated for re-election, with a term expiring at the annual meeting of stockholders in 2012. Each of the nominees has consented to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following table summarizes the current directors:

Name	Age	Director Since:
Samuel Broydo	74	2010
Saul Reibstein	62	2010
Ziv Shoshani	44	2009
Timothy Talbert	64	2010
Marc Zandman (1)	49	2010
____________________

(1)	Non-Executive Chairman of the Board.

Nominees for Election as Directors – Terms Expiring 2012

Marc Zandman is the non-executive Chairman of our Board. Mr. Zandman has been Vice Chairman of the board of directors of Vishay Intertechnology, Inc. (“Vishay Intertechnology”) since 2003; a Director of Vishay Intertechnology since 2001; and President of Vishay Intertechnology Israel Ltd. since 1998. Mr. Zandman was appointed Chief Administration Officer of Vishay Intertechnology as of January 1, 2007 and served as Group Vice President of Vishay Intertechnology Measurements Group from 2002 to 2004. In addition to these positions, Mr. Zandman has served in various other capacities with Vishay Intertechnology since 1984. He is the son of Dr. Felix Zandman, the founder and executive chairman of Vishay Intertechnology who controls approximately 45% of the voting power of our Company. Mr. Zandman’s dedicated service to Vishay Intertechnology and extensive knowledge of our business give him valuable experience facing issues relevant to our Company.

Ziv Shoshani. For biographical information concerning Mr. Shoshani, see “Executive Officers.” Mr. Shoshani’s long-standing dedication to our Company, exemplified by his extensive management experience and experience on the Vishay Intertechnology board of directors, provides him with valuable insight into the business and the operation of our Company and makes him a valuable advisor to the Board.

Samuel Broydo. In January 2004, Dr. Broydo retired as the Managing Director of Technology at Applied Materials Inc., a leading manufacturer of semiconductor manufacturing equipment. Prior to joining Applied Materials, he served as the Vice President of Technology at ZyMOS Corporation, a semiconductor manufacturer that pioneered Application Specific Integrated Circuits (ASIC) design methodology, from March 1984 to May 1990. Before ZyMOS, Dr. Broydo served as the VLSI Technology Manager for the Xerox Palo Alto Research Center, a computer technology innovator, from August 1979 to September 1983. Dr. Broydo was also the VLSI Technology Group Supervisor at Bell Telephone Laboratories (Bell Labs), which was then a leading communications and electronics research company, from May 1966 to August 1979. Dr. Broydo studied at the Leningrad Polytechnic Institute and received a Masters Degree in Electrical Engineering from Warsaw Polytechnic Institute; he later earned a Ph.D in Electronics and Electrical Engineering from the University of Birmingham, England. Dr. Broydo’s expertise in electronics and semiconductor technology enables him to understand our business and identify growth opportunities. Dr. Broydo also brings to our board the benefit of relevant management and infrastructure experience in solid state electronic research, design, engineering, manufacturing and problem solving.

Saul V. Reibstein. Since 2004, Mr. Reibstein has served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where, as Executive Managing Director, he manages nine business units in CBIZ’s Financial Services Group and is responsible for acquisitions of accounting firms for CBIZ on a national basis. Mr. Reibstein has over 35 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004. Mr. Reibstein is a licensed CPA in Pennsylvania and received a Bachelor of Business Administration from Temple University. Mr. Reibstein qualifies as an audit committee financial expert satisfying the rules of the SEC. Mr. Reibstein’s qualification as an audit committee financial expert as well as his extensive experience as a public accounting partner make him highly qualified to serve both as a director of our company and a financial expert on the Audit Committee. Mr. Reibstein also has relevant, long-standing experience as a manager of an NYSE-listed company that he will draw upon in advising us with respect to our listing and filing compliance.

Timothy V. Talbert. Mr. Talbert has served as Senior Vice President of Credit and Originations for Lease Corporation of America (“LCA”), a national equipment lessor, since July 2000, and President of the LCA Bank Corporation, a bank that augments LCA’s funding capacity, since its founding in January 2006. Previously, Mr. Talbert was Senior Vice President and Director of Asset Based Lending and Equipment Leasing of Huntington National Bank from 1997 to 2000; and prior to that, served in a variety of positions with Comerica Bank for more than 25 years. Mr. Talbert previously served on the board of directors and was a member of the audit committee of Siliconix Incorporated, a NASDAQ-listed manufacturer of power semiconductors of which Vishay Intertechnology owned an 80.4% interest, from 2001 until Vishay Intertechnology acquired the noncontrolling interests in 2005. Mr. Talbert received a Bachelor’s Degree in Economics from University of the Pacific and an MBA from the University of Notre Dame. Mr. Talbert’s previous service as a director and member of the audit and compensation committees of a publicly traded company allows him to bring an important perspective to the Board. Additionally, Mr. Talbert’s service as the president of a federally regulated institution gives him relevant understanding of compliance with complex regulations and current accounting rules adding invaluable expertise to our Board.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our combined and consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our combined and consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, the audited financial statements for the fiscal year ended December 31, 2010 and discussed with the independent auditors matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the PCAOB in AU Section 380. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received from the independent auditors written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditor’s independence. The Audit Committee also considered the compatibility of non-audit services provided to VPG by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2010 did not impair the independent registered public accounting firm’s independence. Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in July 2010, the Audit Committee must pre-approve all audit and non-audit services provided to VPG by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon this review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, but the Committee has determined to submit the appointment for ratification by stockholders (see Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Saul Reibstein, Chairman
Dr. Samuel Broydo
Timothy Talbert

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since the spin-off from Vishay Intertechnology. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in July 2010, the Audit Committee must pre-approve all audit and non-audit services provided to VPG by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to VPG in 2010 and 2009. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2010	2009(1)
Audit fees	$1,242,000	$3,356,000
Audit-related fees	-	-
Tax fees	129,000	230,000
All other fees	3,000	-
Total fees	$1,374,000	$3,586,000
____________________

(1)
Fees were not billed separately to VPG for the services set forth herein for the fiscal year ended December 31, 2009. As a result, the amounts included in the table reflect the allocation, as reasonably determined by management, of fees to VPG based on the work performed by Ernst & Young LLP. These amounts relate to Ernst & Young’s audit of the Company’s stand-alone financial statements for the three years ended December 31, 2009. Such services were performed in 2009 in conjunction with the Company’s separation from Vishay Intertechnology. The amounts set forth in this table do not necessarily reflect the fees that would have been billed to us as a separate, publicly-traded company for the fiscal year ended December 31, 2009.

Audit fees. These fees generally consist of professional services rendered for the audits of the combined and consolidated financial statements of VPG, quarterly reviews, subsidiary or equity investment audits, issuance of consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of VPG’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents, and consultations concerning financial accounting and reporting standards.

Tax fees. These fees generally relate primarily to tax compliance, including review and preparation of corporate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

VPG did not make use in 2010 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Board recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On April 18, 2011, VPG had outstanding _______ shares of common stock, each of which entitles the holder to one vote, and _______ shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of VPG common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of VPG as a group and (d) any person owning more than 5% of VPG common stock or the Class B common stock.

	Common Stock				Class B Common Stock
			Right to
			Acquire
		Restricted	Ownership
		Stock Units	Under
		Scheduled	Options		Amount and
		to vest	Exercisable		Nature of
		within 60	within 60	Percent	Beneficial	Percent of
Name	Shares of Stock	days	days	of Class	Ownership	Class
Directors and Executive Officers

Marc Zandman (1)	543	-	-	*	106	*
Ziv Shoshani	12,065	1,255	12,550	*	-	-
Samuel Broydo	-	-	-	*	-	-
Saul V. Reibstein	-	-	-	*	-	-
Timothy V. Talbert	71	-	-	*	-	-
William M. Clancy	981	-	-	*	-	-
Thomas P. Kieffer	3,261	-	-	*	-	-

All Directors and Executive Officers	16,921	1,255	12,550	*	106	*
as a group (7 Persons)
c/o Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355

Dr. Felix Zandman (2)	3,010	-	-	*	1,018,663	99.4%
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

Fidelity Investments (3)	1,361,266	-	-	11.1%	-	-
82 Devonshire Street
Boston, MA 02109

Gates Capital Management, Inc. (4)	1,162,717	-	-	9.4%	-	-
1177 Avenue of the Americas
New York, NY 10036
____________________

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)	Includes 53 shares of Class B common stock directly owned by Marc Zandman and 53 shares of Class B common stock owned by Marc Zandman’s minor child.

(2)
Includes 44,052 shares of Class B common stock directly owned by Dr. Felix Zandman; 571,435 shares held in family trusts, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman; and 403,176 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control. The shares held in the voting trust consist of 223,862 shares deposited by the Estate of Mrs. Luella B. Slaner and 179,314 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, or (z) Dr. Zandman’s election to terminate the trust.

(3)	Based on information provided in a Schedule 13G filed on February 14, 2011 by Fidelity Investments. According to the Schedule 13G, Fidelity Investments may be deemed to have sole power to vote or direct the vote with respect to 1,361,266 shares of common stock; and sole power to dispose or direct the disposition with respect to 1,361,266 shares.

(4)	Based on information provided in a Schedule 13G filed on February 11, 2011 by Gates Capital Management, Inc. According to the Schedule 13G, Gates Capital Management, Inc. may be deemed to have sole power to vote or direct the vote with respect to 1,162,717 shares of common stock; sole power to dispose or direct the disposition with respect to 1,162,717 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of, and transactions in, our stock in filings with the SEC. Copies of these reports are also required to be supplied to VPG. VPG believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2010 an officer or employee of VPG or any of the Company’s subsidiaries nor was any such person a former officer of VPG or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The named executive officers of VPG, along with their respective ages and positions with VPG, as of April 18, 2011, are as follows:

Name	Age	Position
Ziv Shoshani	44	President, Chief Executive Officer, and Director
William M. Clancy	48	Executive Vice President and Chief Financial Officer
Thomas P. Kieffer	58	Senior Vice President and Chief Technology Officer

Ziv Shoshani is our President and Chief Executive Officer. He also serves on our Board. Mr. Shoshani was Chief Operating Officer of Vishay Intertechnology from January 1, 2007 to November 1, 2009. During 2006, he was Deputy Chief Operating Officer. Mr. Shoshani was Executive Vice President of Vishay Intertechnology from 2000 until July, 2010 with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology since 1995 until July, 2010 and has been a member of the Vishay Intertechnology board of directors since 2001. Mr. Shoshani is a nephew of Dr. Felix Zandman, the founder and executive chairman of Vishay Intertechnology who controls approximately 45% of the voting power of our Company.

William M. Clancy is our Executive Vice President and Chief Financial Officer. Mr. Clancy was Corporate Controller of Vishay Intertechnology from 1993 to November 1, 2009. He became a Vice President of Vishay Intertechnology in 2001 and a Senior Vice President of Vishay Intertechnology in 2005. Mr. Clancy also has served as Corporate Secretary of Vishay Intertechnology from 2006 to 2009 and was Assistant Corporate Secretary of Vishay Intertechnology from 2002 to 2006. From June 16, 2000 until May 16, 2005 (the date Vishay Intertechnology acquired the noncontrolling interest in Siliconix Incorporated), Mr. Clancy served as the principal accounting officer of Siliconix. Mr. Clancy was employed by Vishay Intertechnology from 1988 until July 2010.

Thomas P. Kieffer is our Senior Vice President and Chief Technical Officer. Mr. Kieffer was promoted to the position of Senior Vice President – Corporate R&D for Vishay Intertechnology’s Measurements Group and Foil Resistors Division on January 1, 2008. Prior to that, Mr. Kieffer was Senior Vice President of Vishay Intertechnology’s Micro-Measurements and Load Cells Divisions. He became Division Head of Vishay Intertechnology’s Measurements Group Division in 2000 and from 2002 through 2005 was involved in several acquisitions of measurements businesses. Mr. Kieffer was employed by Vishay Intertechnology from 1984 until July, 2010.

Officers serve, at the discretion of the Board, until the meeting of the Board next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

Until July 6, 2010, when we were spun off as an independent public company, we were a subsidiary of Vishay Intertechnology. Prior to the spin-off, the compensation and strategic affairs committees of Vishay Intertechnology’s board of directors (the “VSH committees”) developed our compensation framework, which is influenced by historical practices at Vishay Intertechnology as well as by recommendations from compensation consultants retained by the VSH committees in anticipation of the spin-off. Please see the discussion under the heading “Role of the Compensation Consultant” herein.

Since July 6, 2010, the Compensation Committee, in consultation with our Board, has been responsible for reviewing and recommending to the Board employment agreements with our executive officers; reviewing and approving annual corporate goals and objectives for our executive officers; determining annual base salaries, performance bonuses and long-term incentive awards for our executive officers; and administering our equity-based plans.

Compensation Philosophy Generally

In formulating the compensation arrangements for our executive officers, the VSH committees were guided generally by the executive compensation philosophy adopted by the Vishay Intertechnology compensation committee. The VSH committees believed that VPG’s compensation packages should combine base salary with an opportunity for annual cash bonuses and include long-term equity awards designed to align the interests of senior management with the long-term interests of our stockholders. In developing the compensation of our executive officers, however, the VSH committees also took into account the fact that following the spin-off, we would be a substantially smaller company than our former parent. In the case of Mr. Shoshani, the VSH committees took into special consideration the opportunities that Mr. Shoshani chose to forego at Vishay Intertechnology in order to lead VPG, his demonstrated ability to run our Company and serve as our chief executive officer, and the incentives necessary to retain Mr. Shoshani going forward.

Our Compensation Committee, which was formed immediately after the spin-off, reviewed the VSH committees’ executive compensation determinations. The Compensation Committee, with the approval of our full Board, implemented the executive compensation arrangements approved by the VSH committees by entering into formal employment agreements with each of our executive officers. See the discussion under the headings “Compensation Components” and “Employment Agreements” for a description of the terms of the employment agreements.

Our executive compensation packages, including severance benefits, are designed to assist us in recruiting, retaining and motivating key employees who can function effectively both in periods of recession and economic strength, and provide our executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure. The Compensation Committee believes that the elements of our executive compensation program, as well as the mix of these elements in relation to total compensation, reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise. Each executive officer’s target long-term equity incentive compensation is equal to his target short-term performance bonus, with the exception of our CEO, whose target long-term equity incentive compensation exceeds his target performance bonus. The Compensation Committee believes that this mix of long-term equity incentive compensation and shorter-term performance bonus opportunity discourages excessive risk-taking in the short term and rewards appropriate focus on achievement of both short-term and long-term objectives.

Performance Philosophy

Our compensation philosophy is intended to dovetail with our philosophy regarding evaluation of operating performance.

The performance bonuses and long-term equity incentive awards for our executive officers are based on achievement of objectives set forth in their respective employment agreements. Our executive officers’ employment agreements provide that their 2010 performance bonuses and long-term equity incentive awards will be determined based on two measures of Company performance: “adjusted operating margin” and “adjusted EBITDA.” Adjusted operating margin and adjusted EBITDA mean, respectively, operating margin and earnings before interest, taxes, depreciation and amortization, in each case determined in accordance with U.S. GAAP and adjusted to exclude various items that management believes are not indicative of the intrinsic operating performance of our business, including restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges.

In 2011 and going forward, the performance bonuses and long-term equity incentive awards for Messrs. Shoshani and Clancy will continue to be based on adjusted operating margin and adjusted EBITDA, in accordance with the terms of their respective employment agreements. Pursuant to Mr. Kieffer’s employment agreement, his performance bonuses and long-term equity incentive awards will be based on adjusted operating margin and adjusted EBITDA, as well as certain individual and financial performance goals approved by the Compensation Committee and relating to operations for which he is responsible.

The Compensation Committee, in consultation with the Chairman of the Board, undertakes an annual review of the executive compensation program to ensure that it continues to encourage and reward satisfaction of our operational and financial objectives. The Compensation Committee also consults with our Chief Executive Officer regarding compensation of our other executive officers.

Role of the Compensation Consultant

To assist in formulating the initial compensation arrangements of our executive officers in connection with the spin-off, the VSH committees retained the services of two compensation consulting firms, PricewaterhouseCoopers LLP (“PwC”) and Farient Advisors LLC (“Farient”). In the course of their engagement, these compensation consultants also met with Mr. Shoshani and members of the management of Vishay Intertechnology to obtain their input and views. In 2009 and early 2010, the consultants assisted the VSH committees in the formulation of the compensation arrangements for our executive officers, particularly for Mr. Shoshani. They assessed the reasonableness and interrelation of the individual elements of the compensation packages and provided input to the VSH committees with respect to then current compensation practices among comparable public companies and in comparable transactions. PwC had been previously engaged by the Vishay Intertechnology compensation committee to assist it in executive compensation matters. Farient was recommended to the VSH committees by management of Vishay Intertechnology.

Our Compensation Committee reviewed the executive compensation determinations of the VSH committees and ratified the executive compensation framework developed by them. The Compensation Committee continues to review our executive compensation packages and expects to engage independent compensation consultants as the Compensation Committee deems appropriate.

Compensation Components

The primary components of the compensation packages for our executive officers, as prescribed by their employment agreements, are:
  Base salary;

  Annual performance bonus (payable in cash); and

  Annual long-term equity incentive compensation (payable in RSUs).

In addition to the foregoing, our executive officers are eligible to receive severance and customary welfare and retirement benefits. Each of the primary components of executive compensation, and the methodology used to determine the amounts and mix of such compensation, are discussed herein.

Base Salaries

The base salaries of our executive officers were determined based on an analysis of executive compensation at comparable public companies identified by the compensation consultants identified herein. We believe that setting our executive officers’ base salaries within a market-competitive range of base salaries offered to similarly situated executives of comparable public companies will help us to retain our executive officers, while appropriately motivating them to fulfill their core responsibilities within VPG. Based on input from the compensation consultants in 2009 and early 2010, the market-competitive ranges were determined by the VSH committees as the 25th and 75th percentiles of compensation data for such comparable companies. These ranges were: $367,000 to $463,000 for the chief executive officer; $216,000 to $259,000 for the chief financial officer; and $192,000 to $307,000 for the chief technology officer. The variations in base salary of each of our executive officers reflect the differences in their respective positions, duties and responsibilities.

The base salaries approved for our executive officers for 2010 are as follows:

2010 Base
Name	Salary (1)
Ziv Shoshani
President and Chief Executive Officer	$435,000 (2)
William M. Clancy
Executive Vice President and Chief Financial
Officer	250,000
Thomas P. Kieffer
Senior Vice President and Chief Technical Officer	225,000
____________________

(1)	2010 Base Salaries for our executive officers became effective on July 6, 2010 (the date that we completed our spin-off from Vishay Intertechnology).

(2)	Pursuant to Mr. Shoshani’s employment agreement, his base salary is paid in New Israeli Shekels (NIS) based on a fixed exchange rate determined in accordance with his employment agreement.

On March 15, 2011, the Compensation Committee of the Board approved the following base salaries for our executive officers, effective January 1, 2011: $478,500 (Mr. Shoshani); $262,500 (Mr. Clancy); and $230,625 (Mr. Kieffer).

Performance Bonus

Annual performance bonuses are designed to incent our executive officers to achieve certain predetermined objectives set by the Compensation Committee and Board. Similar to base salary, the VSH committees believed that it would be appropriate and desirable to establish target performance bonuses within a market-competitive range of bonuses granted to similarly situated executives at comparable public companies. We believe that setting target performance bonuses in this fashion is necessary to attract and retain executive officers, as well as to appropriately motivate them to make meaningful contributions to our business.

The performance bonuses for our executive officers for 2010 were based on achievement of two corporate objectives, consisting of our adjusted operating margin and our adjusted EBITDA. The target levels of adjusted operating margin and EBITDA for 2010 were set at $18 million and $28 million, respectively, and one-half of the bonus potential for each executive officer is attributable to the achievement of each of these performance objectives. These targets were intended to represent challenging, but reasonable, goals, the achievement of which will contribute meaningfully to long-term stockholder value creation as well as the short-term success of our business.

Each executive was eligible to receive a performance bonus, for each 2010 performance objective, if our performance with respect to that objective equaled at least 80% of the targeted amount. The table herein sets forth the payments that each executive officer was eligible to receive (expressed as a percentage of his base salary) pursuant to his respective employment agreement with respect to each 2010 performance objective, based upon various levels of actual performance.

Potential Performance Bonus Payments for Each Performance Objective, in Relation to Target Performance*

	Percentage of Target Performance Objective
	Achieved			Maximum
				Performance
	80% of	80—100% of	100—150% of	Bonus for
	Target	Target	Target	Each
	Performance	Performance	Performance	Performance
Executive	Objective	Objective	Objective	Objective
Ziv Shoshani
President and Chief	25%	25—37.5%	37.5—100%	100%
Executive Officer
William M. Clancy
Executive Vice	13.35%	13.35—20%	20—40%	40%
President and Chief
Financial Officer
Thomas P. Kieffer
Senior Vice President	10%	10—15%	15—30%	30%
and Chief Technical
Officer
____________________

*	All performance bonus payments set forth in this table are expressed as a percentage of the applicable executive officer’s base salary and represent the potential payments to our executive officers with respect to each performance objective. In 2010, there were two performance objectives for our executive officers: adjusted operating margin and adjusted EBITDA.

The aggregate target performance bonuses for each of Messrs. Shoshani, Clancy and Kieffer, pursuant to their respective employment agreements and taking into account both 2010 performance objectives, were 75%, 40% and 30% of their respective base salaries. The maximum 2010 performance bonuses payable to Messrs. Shoshani, Clancy and Kieffer were 200%, 80% and 60% of their respective base salaries. We believe that the target and maximum performance bonus levels and the corresponding payouts are such that they do not encourage excessive risk-taking and represent appropriate compensation in light of each executive officer’s responsibilities.

The Board and the Compensation Committee determined that, in 2010, our adjusted operating margin was $19.8 million (or 110.17% of the target) and our adjusted EBITDA was $29.5 million (or 105.27% of the target). In March 2011, the executive officers received performance bonuses with respect to 2010 performance that are reflected under the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table herein.

Equity Compensation

Our executive compensation framework uses the grant of long-term equity awards as the primary tool for aligning the interests of our executive officers with the long-term interests of our stockholders. In establishing the target and maximum values of long-term equity awards, the VSH committees used as a reference point the market-competitive range of long-term equity awards granted to similarly situated executive officers of comparable public companies. The long-term equity award targets for our executive officers were established to compensate each of them at the appropriate market-competitive median level according to their respective positions, duties and responsibilities, as well as to recognize their individual ability to affect stockholder value creation.

Like the performance bonuses described herein, the 2010 long-term equity incentive awards were based on achievement of the same two corporate objectives discussed herein with respect to 2010 performance bonuses. Each executive is eligible to receive a long-term equity award, payable in RSUs, for each 2010 performance objective, if actual performance with respect to that objective equaled at least 80% of the targeted performance. The table herein sets forth the awards that each executive officer is eligible to receive (expressed as a percentage of his base salary) with respect to each 2010 performance objective, based upon various levels of actual performance.

Potential Long-Term Equity Incentive Award for Each Performance Objective, in Relation to Target Performance*

	Percentage of Target
	Performance Objective		Maximum
	Achieved		Performance
	80% of	80—100% of	Bonus for
	Target	Target	Each
	Performance	Performance	Performance
Executive	Objective	Objective	Objective
Ziv Shoshani
President and Chief	25%	25—50%	50%
Executive Officer
William M. Clancy
Executive Vice
President and Chief	10%	10—20%	20%
Financial Officer
Thomas P. Kieffer
Senior Vice President
and Chief Technical	7.5%	7.5—15%	15%
Officer
____________________

*	The long-term equity incentive awards set forth in this table are expressed as a percentage of the applicable executive officer’s base salary and represent the potential awards to our executive officers with respect to each performance objective. In 2010, there were two performance objectives for our executive officers: adjusted operating margin and adjusted EBITDA.

Pursuant to each employment agreement, 25% of the RSUs granted in respect of any long-term incentive equity award will vest on the applicable grant date and the remaining RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to accelerated vesting upon a change of control of the Company, an event giving rise to a severance entitlement, death or disability.

The maximum aggregate long-term equity incentive awards payable to Messrs. Shoshani, Clancy and Kieffer, pursuant to their respective employment agreements, are equal to the target amounts of such awards: 100%, 40% and 30% of their respective base salaries. In March 2011, the Compensation Committee and the Board approved grants to the executive officers in accordance with the target (and maximum) awards provided for in the executive officers’ respective employment agreements. These awards are included in the “Stock Awards” column in the Summary Compensation Table herein.

Employment Agreements

The Company entered into employment agreements with Messrs. Shoshani, Clancy, and Kieffer that are consistent with the terms set forth in offer letters entered into by the Company and each of the executives (as disclosed in the Company’s Registration Statement on Form 10 and approved by the VSH committees). The employment agreements provide for the specific targets and payment opportunities in connection with each element of our executive compensation package discussed herein under the heading “Compensation Components.”

Each employment agreement became effective on July 6, 2010 and has an initial term of three years. The employment agreements automatically renew for terms of one year unless earlier terminated by the Company or by the executive officer. Each of the employment agreements provides for certain severance payments to the executive officers in the event of termination of their employment as described in greater detail under the heading “Potential Payments Upon a Termination or Change in Control.”

The employment agreements also contain customary non-solicitation and non-competition covenants, which remain in effect for 24 months following termination of employment with respect to Mr. Shoshani and for 12 months following termination of employment with respect to Messrs. Clancy and Kieffer. The agreements also entitle the executives to additional perquisites and other personal benefits as the Board, through its Compensation Committee, determine are reasonable and consistent with the Company’s overall compensation program.

Special Spin-Off Payments and Awards

In connection with the spin-off, each of our executive officers received a “founder’s equity grant” in the form of RSUs with an aggregate value of $800,000 (with respect to Mr. Shoshani) or $100,000 (with respect to each of Messrs. Clancy and Kieffer). The number of RSUs granted in connection with each founder’s equity grant was calculated, in accordance with the term sheets entered into with each executive officer, by dividing the aggregate value of the award by the average closing price of our common stock on the New York Stock Exchange during the 10 consecutive trading days immediately following the spin-off from Vishay Intertechnology. Messrs. Clancy and Kieffer’s awards were approved by the Board and granted shortly after the spin-off. Mr. Shoshani’s grant, the terms of which are included in his employment agreement, was deferred to accommodate resolution of certain Israeli tax matters, including receipt of a ruling from the Israeli tax authorities relating to the income tax treatment of Mr. Shoshani’s equity compensation. These founder’s equity grants are shown under the caption “Stock Awards” in the Summary Compensation Table herein.

In addition to the founder’s equity grant, and pursuant to the terms of his employment agreement, Mr. Shoshani received a cash bonus of $400,000 in connection with completion of the spin-off. Pursuant to the Employee Matters Agreement discussed under the heading “Certain Relationships and Related Party Transactions,” Mr. Shoshani was also awarded stock options and RSUs under the Company’s 2010 Stock Incentive Program which replace certain stock options and RSUs issued to him by Vishay Intertechnology that were cancelled in connection with the spin-off. These replacement options and RSUs were issued to Mr. Shoshani in March 2011, after the resolution of certain Israeli tax matters.

Deferred Compensation and Pension Plans

Vishay Intertechnology maintained, among other benefit plans, a non-qualified defined benefit plan (the “Vishay Non-Qualified Retirement Plan”); a qualified defined contribution plan (the “Vishay Employee Savings Plus Plan”); and a non-qualified deferred compensation plan (the “Vishay Key Employee Wealth Accumulation Plan” or “VSH KEWAP”), for highly compensated employees, including executive officers. In anticipation of the spin-off, we formed parallel plans that provide for substantially similar benefits. In connection with the spin-off, Vishay Intertechnology caused the accounts and underlying assets and liabilities under the Vishay Intertechnology plans for our employees who were participating in those plans to be transferred to our corresponding plans or, in the case of Vishay Non-Qualified Retirement Plan and VSH KEWAP assets, from a rabbi trust established by Vishay Intertechnology to a rabbi trust that we established. In addition, prior to the spin-off, Vishay Intertechnology, through a subsidiary, maintained the Measurements Group Inc. Tax Deferred Savings Plan (a qualified defined contribution plan) that was transferred in its entirety to us in connection with the spin-off.

With the exception of Mr. Clancy, none of our executive officers participated in the Vishay Non-Qualified Retirement Plan. The Vishay Non-Qualified Retirement Plan was frozen effective December 31, 2008, and no further benefits have accrued beyond that date. In connection with the spin-off, we established a corresponding plan, the “VPG Non-Qualified Retirement Plan”, to preserve the benefits accumulated by certain of our employees under the Vishay Non-Qualified Retirement Plan. Only active employees who participated in the Vishay Non-Qualified Retirement Plan as of December 31, 2008 are eligible to participate in the parallel VPG plan. In connection with the freezing of the Vishay Non-Qualified Retirement Plan, Mr. Clancy became eligible to participate in a supplemental matching program under the Vishay Employee Savings Plus Plan, pursuant to which amounts were deposited in his VSH KEWAP account. This supplemental matching program will continue under the corresponding VPG plans.

Every “highly compensated” employee (as such term is defined under ERISA), including our executive officers, is eligible to participate in our non-qualified deferred compensation plan (the “VPG KEWAP”). The VPG KEWAP permits eligible employees to make voluntary contributions. In addition, we are required to make contributions on behalf of Mr. Clancy to his VPG KEWAP account as described above.

Perquisites

We provide executive officers with perquisites and other personal benefits that VPG and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to VPG. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Individual Considerations

Compensation among the Company’s senior executives reflects a general assessment of their contributions to the Company’s current performance and its prospects for growth in the future. Our successes have always been fueled by the drivers of technological innovation, continuous efficiency improvement and synergistic acquisition. Mr. Shoshani leads in all these areas and his compensation reflects a perception by the Compensation Committee that the areas of his responsibility will continue to be the key drivers of our future performance.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Shoshani is employed by Vishay Advanced Technologies, Ltd., an Israeli subsidiary of VPG, and is a resident of Israel. As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:

  advanced training fund, 7.5% of base salary

  severance fund, 8.33% of base salary

  disability insurance, 2.5% of base salary

  pension fund, 5% of base salary
These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for Mr. Shoshani.

Foreign currency considerations

Mr. Shoshani’s base salary is denominated in U.S. dollars and paid in New Israeli Shekels at a pre-determined exchange rate calculated in accordance with his employment agreement. The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for Mr. Shoshani.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three highest paid other executive officers, other than the Chief Executive Officer and the Chief Financial Officer. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. VPG believes that the compensation generally is fully deductible for federal income tax purposes. Our Chief Executive Officer’s compensation is paid by our Israeli subsidiary, Vishay Advanced Technologies, Ltd. However, a portion of that compensation is treated as compensation paid by VPG pursuant to the Internal Revenue Code; such portion of our Chief Executive Officer’s compensation is subject to Section 162(m) as described above. The portion of our Chief Executive Officer’s compensation that is paid by, and allocated to, Vishay Advanced Technologies, Ltd. is subject to Israeli tax laws, pursuant to which there is no limit on deductibility. All RSUs awarded by VPG, with the exception of the founder’s equity grants, also qualify as performance-based compensation, the receipt of which requires the Company to achieve performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers. The founder’s equity grants made in 2010 do not qualify as performance-based compensation. The Compensation Committee determined that the factors favoring granting these awards outweighed the tax considerations.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Dr. Samuel Broydo, Chairman
Saul Reibstein
Timothy Talbert

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION TABLES

Summary Compensation Table

Until the completion of our spin-off from Vishay Intertechnology on July 6, 2010, we were a wholly owned subsidiary of Vishay Intertechnology. The information set forth in the following tables reflects compensation earned, held by, or paid to Mr. Ziv Shoshani, Mr. William M. Clancy, and Mr. Thomas P. Kieffer (each a “named executive officer”) based upon services rendered to Vishay Intertechnology through October 31, 2009 and services rendered to our company from November 1, 2009 to December 31, 2010. The services rendered to Vishay Intertechnology by the named executive officers through October 31, 2009 were different than the services being rendered to us in their current positions as executive officers. The information included herein for periods prior to July 6, 2010, including information regarding equity, reflect amounts paid, or equity granted, by Vishay Intertechnology.

The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Non-Qualified Deferred Compensation” tables on the pages which follow.

							Change in
							Pension
							Value and
						Non equity	Nonqualified
						Incentive Plan	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Comp.
		(1)	(2)	(3)	(4)	(5)	(6) (7)	(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ziv Shoshani	2010	$359,071	$400,000	$1,726,206	$206,731	$410,229	$7,627	$287,819	$3,397,683
President and Chief	2009	305,359	-	69,700	-	-	8,957	222,385	$606,401
Executive Officer	2008	334,819	-	57,100	-	39,341	3,664	297,824	$732,748

William M. Clancy	2010	226,208	-	200,000	-	115,444	20,929	43,837	$606,418
Executive Vice President and	2009	204,516	-	-	-	-	30,855	49,308	$284,679
Chief Financial Officer	2008	204,516	-	-	-	39,144	23,940	38,334	$305,934

Thomas P. Kieffer	2010	205,898	-	167,500	-	77,925	-	34,829	$486,152
Senior Vice President and	2009	188,455	-	-	-	-	-	35,285	$223,740
Chief Technology Oficer	2008	188,455	-	-	-	28,348	-	33,614	$250,417
____________________

(1)	Column (c) reflects base salary earned during each year and, for Messrs. Clancy and Kieffer, includes amounts deferred in accordance with the provisions of Vishay Intertechnology’s 401(k) and deferred compensation plans. Base salaries were increased effective July 6, 2010 in connection with the spin-off as described under the heading “Compensation Discussion and Analysis—Compensation Components, Base Salaries” herein; between January 1, 2010 and July 6, 2010, our executive officers’ base salaries were the same as in 2009. Mr. Shoshani’s employment agreement provides for his salary to be denominated in U.S. dollars, but the Company subsequently agreed to pay his salary in New Israeli Shekels at a fixed exchange rate.

(2)	Mr. Shoshani’s employment agreement provides for a one-time signing bonus equal to $400,000, which is subject to repayment if Mr. Shoshani terminates his employment prior to July 6, 2013 other than due to death, disability or “good reason.”

(3)	Column (e) represents (i) the grant-date fair value of 5,000 phantom stock units awarded annually to Mr. Shoshani pursuant to the terms of his employment agreement with Vishay Intertechnology, (ii) the grant-date fair value of RSUs awarded to our named executive officers as their founder’s equity grants upon consummation of the spin-off; (iii) the grant-date fair value of RSUs awarded to the named executive officers with respect to 2010 performance as described herein under “Compensation Discussion and Analysis—Compensation Components, Equity Compensation”; and (iv) the grant-date fair value of RSUs awarded to Mr. Shoshani in connection with the spin-off to replace certain unvested RSUs in Vishay Intertechnology stock that Mr. Shoshani forfeited at the time of the spin-off. As described under the heading “Compensation Discussion and Analysis—Special Spin-Off Payments and Awards” herein, Mr. Shoshani received a founder's equity grant in the form of RSUs. The number of RSUs earned was equal to $800,000 divided by the average closing price of our common stock during a specified period in July 2010. The grant of these RSUs was delayed pending resolution of certain tax issues until December 2010, by which time the prevailing stock price had risen from its July 2010 levels. As a result, although the number of RSUs comprising this founder's equity grant was fixed in July 2010 and had a value of $800,000 at that time, the grant-date fair value of these RSUs required to be reported in column (e) for Mr. Shoshani is approximately $1,185,000.

For financial statement reporting purposes, the amount of compensation expense for RSUs is recognized ratably over the vesting period of the respective awards. The grant-date fair value does not necessarily reflect the value of shares actually received or which may be received in the future with respect to these awards. The value of these stock awards as set forth in our financial statements is subject to assumptions detailed in Note 13 to our combined and consolidated financial statements.

(4)	Column (f) represents the grant-date fair value of stock options awarded to Mr. Shoshani to replace certain stock options issued by Vishay Intertechnology that Mr. Shoshani forfeited at the time of the spin-off. The grant-date fair value is recognized over the vesting period of the award. There can be no assurance that the grant-date fair value of this award will ever be realized. The value of these stock options as set forth in our financial statements is subject to assumptions detailed in Note 13 to our combined and consolidated financial statements.

(5)	Column (g) represents performance-based cash bonuses that our executive officers received with respect to performance in the applicable year. See “Compensation Discussion and Analysis—Compensation Components, Performance Bonus.”

(6)	Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other post-employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year combined and consolidated financial statements to the plan measurement date used in preparing the current year combined and consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. See the “Pension Benefits” table herein for more information on the benefits payable to the named executive officers under their respective pension plans.

(7)	All highly compensated employees of Vishay Intertechnology, including our named executive officers, were eligible to participate in the Vishay Intertechnology non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. As of January 1, 2010, the named executive officers are eligible to participate in the VPG non-qualified deferred compensation plan, which is substantially similar to its Vishay Intertechnology predecessor plan.

No portion of the earnings credited during the years presented, under either plan, was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Non-Qualified Deferred Compensation” table for more information on the benefits payable under the non-qualified deferred compensation plan.

(8)	All other compensation includes amounts deposited on behalf of each named executive officer into Vishay Intertechnology’s non-qualified deferred compensation plan, and the corresponding VPG plan, pursuant to the employment agreements with each named executive officer, personal use of company car, company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described herein:

	2010	2009	2008
Ziv Shoshani	$100,000	$100,000	$100,000	Vishay Intertechnology contribution to nonqualified deferred compensation plan
	14,678	15,638	12,871	Personal use of Company car*
	146,182	79,700	157,906	Israeli employment benefits*
	26,959	27,047	27,047	Medical and prescription drug insurance premiums
	$287,819	$222,385	$297,824

William M. Clancy	$4,524	$4,697	$387	Vishay Intertechnology and Company contributions to nonqualified deferred compensation plan
	13,883	13,855	13,828	Personal use of Company car
	9,049	9,346	4,213	Company match to 401(k) plan
	15,659	20,763	19,264	Medical and prescription drug insurance premiums
	722	647	642	Group Term Life imputed income
	$43,837	$49,308	$38,334

Thomas P. Kieffer	$5,433	$6,063	$5,070	Personal use of Company car
	12,354	11,307	11,307	Company contribution to 401(k) plan
	15,181	16,228	15,563	Medical and prescription drug insurance premiums
	1,861	1,687	1,674	Group Term Life imputed income
	$34,829	$35,285	$33,614
____________________
* Represents amounts paid in New Israeli Shekels (NIS) and translated at average exchange rates for the year.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each named executive officer during 2010. The information included in the table should be read in conjunction with the footnotes which follow and the description of performance bonuses and long-term equity incentive awards described in “Compensation Discussion and Analysis—Compensation Components.”

The following table provides information concerning grants of plan-based awards to our named executive officers during the year ended December 31, 2010.

								Stock
								Awards:	Grant-date
								Number of	Fair Value of
		Estimated Future Payments Under Non-			Estimated Future Payments Under			Shares of	Stock and
		Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Option
Name	Grant Date	Threshold	Target ($)	Maximum ($)	Threshold	Target ($)	Maximum ($)	Units (3)	Awards
Ziv Shoshani		-	$326,250	$870,000	-	$435,000	$435,000
	12/14/2010							69,025	$1,185,159

William M. Clancy		-	100,000	200,000	-	100,000	100,000
	7/21/2010							8,625	100,000

Thomas P. Kieffer		-	67,500	135,000	-	67,500	67,500
	7/21/2010							8,625	100,000
____________________

(1)	For 2010, each executive officer was eligible to earn an annual performance bonus based on the achievement of corporate goals, as described herein for each executive under “Compensation Discussion and Analysis—Compensation Components, Performance Bonus.” Performance bonuses were paid in March 2011.

(2)	For 2010, each executive officer was eligible to earn an annual long-term equity incentive award based on the achievement of corporate goals, as described herein for each executive under “Compensation Discussion and Analysis—Compensation Components, Equity Compensation.” Long-Term Equity Incentive Awards were granted in March 2011.

(3)	Includes founder’s equity grant RSUs. These awards vest over time in accordance with the vesting schedule described in the footnotes to the “Outstanding Equity Awards at Year End” table herein.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unvested stock awards and equity incentive plan awards held by our named executive officers and outstanding as of December 31, 2010.

		Stock Awards
		Number of
		Shares or
		Units of	Market Value of
		Stock That	Shares or Units
		Have Not	of Stock That
		Vested (#)	Have Not Vested
Name	Grant Date	(1)	($)
Ziv Shoshani	12/14/2010	69,025	$1,185,159
William M. Clancy	7/21/2010	8,625	100,000
Thomas P. Kieffer	7/21/2010	8,625	100,000
____________________

(1)	Represents founder’s equity grant RSUs granted to each of our executive officers in connection with the spin-off from Vishay Intertechnology. The founder’s equity grant RSUs vest in full on July 6, 2013 (the third anniversary of the spin-off).

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our named executive officers during 2010 as a result of the vesting of RSUs that were granted to our chief executive officer by Vishay Intertechnology prior to the spin-off. No other executive officers exercised options or vested in stock awards during 2010.

Stock Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting
(a)	(d)	(e)
Ziv Shoshani	1,666	$15,077

Pension Benefits

Prior to the spin-off, our pension benefits were administered by Vishay Intertechnology. Beginning in January 2010, we began adopting independent pension benefit plans with substantially similar terms as those maintained by Vishay Intertechnology to ensure continuity of benefits for those Vishay Intertechnology employees who became VPG employees at the spin-off. A description of legacy Vishay Intertechnology plans and the new plans that we adopted in their place follows.

In the United States, Vishay Intertechnology maintained a non-qualified pension plan which provided defined benefits to U.S. employees whose participation in the qualified pension plan could jeopardize the qualification of such plan under the Internal Revenue Code. The plan was contributory and, other than its non-qualified status under ERISA, provided substantially the same benefits that were available under Vishay Intertechnology’s qualified retirement plan. Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension was the sum of all units earned during the employee’s career. The plan permitted early retirement if the participant was at least age 55 and had at least five years of service. Employees could elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees were 100% vested immediately in their contributions. If employees terminated before rendering five years of service, they forfeited the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions. Employees received the value of their accumulated benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments would not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years. In connection with the spin-off, VPG adopted the VPG Non-Qualified Retirement Plan, which provides for substantially similar benefits to its Vishay Intertechnology counterpart. Like the Vishay Non-Qualified Retirement Plan, the VPG Non-Qualified Retirement Plan is frozen.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present Value
		of Years	of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit (1)	Last Fiscal Year
		(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Ziv Shoshani	Individual contractual postemployment medical arrangement (2)	n/a	$44,196	$-

William M. Clancy	VPG Non-qualified Retirement Plan (3)	11	$206,648	$-
____________________

(1)	These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to VPG’s combined and consolidated financial statements included in our 2010 Annual Report on Form 10-K.

(2)	Pursuant to Mr. Shoshani’s employment agreement, the Company agreed to pay healthcare premiums to cover Mr. Shoshani, his spouse and his children under the age of 26 up to an aggregate amount of $15,000 annually. The amount set forth in the table above represents the present value of this benefit.

(3)	Mr. Clancy elected to begin participating in the Vishay Non-Qualified Retirement Plan effective January 1, 2000 and subsequently transferred to the VPG Non-Qualified Retirement Plan effective January 1, 2010. The Vishay Non-Qualified Retirement Plan was frozen effective December 31, 2008, such that participants accrued no additional benefits. The VPG Non-Qualified Retirement Plan is similarly frozen.

Non-qualified Deferred Compensation

The named executive officers participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code. In addition to being eligible to participate in the non-qualified deferred compensation plan, Mr. Clancy is entitled to receive Company contributions to his VPG KEWAP account. The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations. Only Mr. Kieffer elected to defer additional amounts of compensation during 2010.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2010 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the named executive officers during 2010 and the aggregate balance of the accounts as of December 31, 2010:

	Executive	Registrant		Aggregate		Aggregate
	Contributions	Contributions		Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal		Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year (1)		Year	Distributions	Year End
Name	($)	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Ziv Shoshani	$-	$100,000	(2)	$45,537	-	$782,494
William M. Clancy	-	4,524	(3)	21,766	-	177,211
Thomas P. Kieffer	26,000	-		34,966	-	968,559

____________________

(1)	These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2010 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

(2)	This amount was contributed by Vishay Intertechnology prior to the spin-off. The Company does not have any current contribution obligations with respect to Mr. Shoshani.

(3)	This amount was contributed by the Company; the Company has an on-going matching contribution obligation with respect to Mr. Clancy pursuant to the supplemental match arrangement described herein under “Compensation Discussion and Analysis—Deferred Compensation and Pension Plans.”

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described herein. Generally, VPG does not provide any severance specifically upon a change in control, however, our RSU agreements with the named executive officers do provide for accelerated vesting upon change in control. Termination of employment also impacts outstanding stock options, RSUs, and non-qualified deferred compensation balances.

If we terminate Mr. Shoshani without “cause,” or if Mr. Shoshani resigns with “good reason” (as such terms are defined in his employment agreement) he is entitled to a severance package consisting of:
  24 months of base salary continuation;

  any earned but unpaid performance bonus for the immediately preceding calendar year;

  a pro rata annual performance bonus (calculated based on his performance bonus target); and

  continuation of certain health and medical benefits for three years following termination.
If we terminate Messrs. Clancy or Kieffer without “cause,” or if they resign with “good reason” (as such terms are defined in their respective employment agreements) they are entitled to a severance package consisting of:
  12 months of base salary continuation;

  any earned but unpaid performance bonus for the immediately preceding calendar year; and

  a pro rata annual performance bonus (calculated based on their performance bonus targets).

The following table sets forth the compensation that would have been received by each of the Company’s executive officers had they been terminated as of December 31, 2010.

					Nonqualified
	Salary continuation	Bonus	Equity grants	Medical benefit/pension	deferred
	(1)	(2)	(3)	plan (4)	compensation (5)
Ziv Shoshani	$870,000	$326,250	$1,371,364	$65,819	$782,494
William M. Clancy	250,000	100,000	162,495	206,648	177,211
Thomas P. Kieffer	225,000	67,500	162,495	-	968,559
____________________

(1)	Represents two years’ of 2010 base salary, paid over two years, for Mr. Shoshani and one year of 2010 base salary, paid over one year, for Messrs. Clancy and Kieffer. Our executive officers are only entitled to receive salary continuation benefits if they are terminated without “Cause” or if they terminate their employment for “Good Reason.”

(2)	Represents the target performance bonus for each of our executive officers with respect to performance in 2010. Pursuant to the employment agreements with our executive officers, we are required to pay the target performance bonus for the year in which the executive officer was terminated (pro-rated based on when termination occurred). Our executive officers are only entitled to receive the pro-rated target performance bonus for the year in which the termination occurred if they are terminated without “Cause” or if they terminate their employment for “Good Reason.”

(3)	Represents the aggregate grant date fair value of all RSUs and options held by our executive officers that accelerate in connection with (i) a change in control of the Company; (ii) termination without “Cause”, or by the executive officer with “Good Reason”; and (iii) death or disability. Unvested RSUs and options will be forfeited upon termination if such termination is for “Cause.”

(4)	For Mr. Shoshani, this amount reflects the estimated value of three years’ worth of medical coverage for Mr. Shoshani, his spouse and his children under the age of 26, based on the value of such coverage at December 31, 2010 and assuming 10% increases in annual premiums. For Mr. Clancy, this amount reflects the present value of the balance in his VPG Non-Qualified Retirement Plan account.

(5)	Represents each executive officer’s VPG KEWAP balance as of December 31, 2010, as set forth in the “Non-Qualified Deferred Compensation Table.”

Impact on Non-Qualified Deferred Compensation Balances

As described herein, the named executive officers are eligible to participate in a non-qualified deferred compensation plan. Each participant in VPG’s deferred compensation plan, or the “VPG KEWAP,” must elect, upon initial participation in the plan, the schedule of payments thereunder upon termination of such participant’s employment. In compliance with Section 409A of the Internal Revenue Code, Mr. Shoshani elected to receive a lump-sum distribution of the balance of his VPG KEWAP retirement account upon termination of his employment. Messrs. Clancy and Kieffer each elected to receive distributions from their respective retirement accounts over a ten-year period following termination of their employment.

Impact on Outstanding Stock Options

Pursuant to the 2010 Stock Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.

Impact on Restricted Stock Units

Certain executive officers received grants of RSUs. In the event of a change in control, or in the event of termination without cause or a voluntary termination by the executive for “good reason”, all unvested RSUs vest immediately. If such termination or change in control had occurred at December 31, 2010, Messrs. Shoshani, Clancy and Kieffer would have vested immediately in 72,790, 8,625 and 8,625 RSUs, respectively.

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2010.

			Number of shares of
	Number of shares		common stock remaining
	of common stock to be	Weighted average	for future issuance
	issued upon exercise	exercise price of	under equity compensation
	of oustanding options	outstanding options	plans (excluding shares
	and rights	and rights	reflected in the first column)
Equity compensation plans approved by stockholders (1)
2010 Stock Incentive Program (2)
Stock options	32,000	$18.03
Resticted Stock Units	101,000	n/a
Total 2010 Stock Incentive Program	133,000		367,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	133,000		367,000
____________________
(1)	Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The 2010 Stock Incentive Program provides for the grant of stock options, restricted stock, unrestricted stock, and RSUs. Therefore the shares available for future issuance are presented only in total for the program.

PROPOSAL NO. 3
AMENDMENT TO
CERTIFICATE OF INCORPORATION

     When we completed our spin-off from Vishay Intertechnology, we adopted an amended and restated certificate of incorporation (the “Certificate”) that is substantially similar to Vishay Intertechnology’s certificate of incorporation. Because our capital structure is substantially similar to Vishay Intertechnology’s capital structure, we maintained the provisions of Vishay Intertechnology’s certificate of incorporation that define the rights and restrictions applicable to the Class B common shares. Subsequent to our adoption of the Certificate, we identified two references in the Certificate to numbers of shares of Class B common stock that were intended to be, and should have been, adjusted to reflect our significantly smaller outstanding share base, as compared to that of Vishay Intertechnology. As a result, the Class B stockholders are subject to greater restrictions on transfer of the Class B common shares than intended, and automatic conversion of Class B common shares into ordinary common shares may be triggered earlier than intended.

     On March 15, 2011, the Board approved an amendment to the Certificate (the “Amendment”) that makes these technical adjustments. The Board also approved inclusion of this Proposal Three in the proxy statement and recommended that our stockholders adopt the Amendment at this annual meeting.

     We are asking our stockholders to approve the Amendment. If the stockholders approve the Amendment, we will promptly file a certificate of amendment with the Secretary of State of Delaware and the Amendment will become effective. The Amendment will not affect the number of shares of our Class B common stock that are outstanding, nor materially impact the rights and restrictions associated with our Class B common stock. The text of the Amendment is set forth in Annex A to this proxy statement.

The Board unanimously recommends a vote FOR the approval of the amendment to our amended and restated certificate of incorporation.

PROPOSAL NO. 4
ADVISORY VOTE RELATED TO
EXECUTIVE COMPENSATION

     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

     As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

     We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

     The say-on-pay vote is advisory, and therefore not binding on the Company, on the Compensation Committee or on the Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL NO. 5
ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER ADVISORY VOTES
ON EXECUTIVE COMPENSATION

     As discussed in Proposal Four, the Board values the input of stockholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal Four, will occur. Stockholders can advise the Board on whether such votes should occur every year, every two years, or every three years or may abstain from voting.

     Our Board recommends that future say-on-pay votes be conducted every three years (or triennially) to provide stockholders with an appropriate timeframe to evaluate our overall executive compensation program. As described in detail in the “Compensation Discussion and Analysis” section herein, our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. Accordingly, a substantial portion of the compensation provided to our named executive officers is tied to our long-term corporate performance. Voting every three years, rather than every one or two years, will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance.

     A triennial vote will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program.

     This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board unanimously recommends a vote FOR the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the
Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VPG maintains employment agreements with our Chief Executive Officer, and each of our other executive officers. See “Executive Compensation” herein. We historically have had significant agreements, transactions, and relationships with Vishay Intertechnology operations. See Note 3 to our combined and consolidated financial statements and “Agreements with Vishay Intertechnology” herein. For a more detailed discussion of these arrangements, see “Agreements with Vishay Intertechnology” in our information statement, dated June 22, 2010. The information statement was filed on June 22, 2010 as Exhibit 99.1 to our Registration Statement on Form 10.

Dubi Zandman is our Vice President responsible for Systems division operations. Mr. Dubi Zandman is a cousin of significant stockholder Dr. Felix Zandman. For 2010, Mr. Dubi Zandman received salary and benefits of $227,948.

Steven C. Klausner is a Vice President and Treasurer of VPG. Mr. Klausner is the brother-in-law of Chairman Marc Zandman and the son-in-law of significant stockholder Dr. Felix Zandman. For 2010, Mr. Klausner received salary and benefits of $218,913.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions between our Company and our directors and executive officers and their families; stockholders owning in excess of 5% of any class of our securities; and certain affiliates of these persons. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

Agreements with Vishay Intertechnology

In connection with the spin-off, we and Vishay Intertechnology entered into certain agreements which govern our relationship with Vishay Intertechnology and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following are brief summaries of the terms of the material agreements we entered into with Vishay Intertechnology. Each summary is qualified in its entirety by reference to the full text of the applicable agreement.

Master Separation Agreement

The master separation agreement governs our separation from Vishay Intertechnology, the distribution of shares of our common stock and Class B common stock to Vishay Intertechnology stockholders and other matters related to Vishay Intertechnology’s relationship with us. References in this section to ancillary agreements refer to the tax matters agreement, the trademark license agreement, the employee matters agreement, the lease agreements, the transition services agreements, the secondment agreement, the patent license agreement, and the supply agreements, some of which are described herein, as well as other agreements between us and Vishay Intertechnology.

The Separation

In a series of transactions culminating on July 6, 2010, Vishay Intertechnology moved its precision measurement and foil resistor businesses to us, including assets and equity interests of certain subsidiaries of Vishay Intertechnology, and we moved a small amount of assets that we hold and that do not constitute part of our business to Vishay Intertechnology. Except as specified in the master separation agreement, we agreed to assume and perform all of the liabilities (including contingent liabilities) and obligations arising under or relating to the operation of the precision measurement and foil resistor businesses or the assets and equity interests that were transferred to us as part of the separation, whether incurred before or after the separation.

Exchangeable Notes and Warrants

In connection with the spin-off from Vishay Intertechnology, we were required to assume a portion of Vishay Intertechnology’s indebtedness arising out of a 2002 exchangeable note and warrant financing. Accordingly, we issued notes with an initial principal amount of approximately $10.0 million, exchangeable for shares of our common stock to such persons, as required by the put and call agreement between Vishay Intertechnology and the holders of the corresponding 2002 Vishay Intertechnology notes due December 13, 2102. We also issued warrants to acquire 630,252 shares of our common stock to such persons, as required by the 2002 warrant agreement between Vishay Intertechnology and American Stock Transfer and Trust Company. Finally, we agreed to register the shares of VPG common stock issuable upon exchange of the exchangeable notes or exercise of the warrants on a resale registration statement on such terms and within such time periods as required by a securities investment and registration rights agreement to which Vishay Intertechnology is subject.

Release of Claims and Indemnification

We and Vishay Intertechnology each released each other and each other’s respective current and former directors, officers, managers, agents, security holders, advisors, accountants, attorneys and other representatives from all liabilities existing or arising from any acts or events occurring or failing to occur on or before the distribution date. Each of Vishay Intertechnology and we agreed to indemnify the other party and the other party’s respective current and former directors, officers, and employees against liabilities arising out of or resulting from the failure of the indemnifying party to perform or discharge liabilities for which it is responsible under the master separation agreement; the business of such party; any liability contemplated to be assumed or retained by such party; any environmental liabilities for which such party is liable under the master separation agreement; any breach or failure to perform by such party of its obligations under the master separation agreement or ancillary agreements; or any material misstatement or omission of such party in this information statement or the Form 10 registration statement of which it forms a part.

Tax Matters Agreement

In connection with the master separation agreement, we entered into a tax matters agreement with Vishay Intertechnology. This agreement (1) governs the allocation of U.S. federal, state, local, and foreign tax liability between us and Vishay Intertechnology, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the distribution, and (3) addresses certain other tax-related matters.

The tax matters agreement also provides that we are liable for taxes incurred by Vishay Intertechnology that arise as a result of our taking or failing to take certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code. We therefore have agreed that, among other things, we will not take any actions that would result in any tax being imposed on the spin-off.

Trademark License Agreement

We entered a trademark license agreement pursuant to which Vishay Intertechnology will grant us the license to use certain trademarks, trade names and domain names which include the term “Vishay.” Vishay Intertechnology granted us the limited, exclusive, royalty-free right and license to use certain marks incorporating the name “VISHAY” in connection with the design, development, manufacture, marketing, provision and performance of foil resistors, foil resistor current sensors, strain gages, load cells, instrumentation for precision measurement and modules and systems incorporating these products, as well as other products and services. The license is for our use in perpetuity throughout the world, unless the license is terminated in accordance with the terms of the trademark license agreement. Unless and until the trademark license is terminated and for 24 months thereafter, we will also be allowed to use the name “Vishay Precision Group, Inc.” as our corporate name.

While the trademark license agreement remains in effect, Vishay Intertechnology will agree that it will not use any of the licensed marks with respect to the design, development, manufacture, marketing, provision, or performance of any goods or services to which the license pertains except that nothing precludes Vishay Intertechnology from identifying any of its goods and services with the corporate name Vishay Intertechnology, Inc.

Transition Services Agreements

We entered into a transition services agreement pursuant to which Vishay Intertechnology, in its capacity as the provider, provides us, in our capacity as the recipient, with certain information technology and other services for a limited time to help ensure an orderly transition following the separation. In addition, we and Vishay Intertechnology entered into a reverse transition services agreement pursuant to which we, in our capacity as the provider, will provide to Vishay Intertechnology, in its capacity as the recipient, certain services for a limited time for Vishay Japan Co., Ltd., a subsidiary of Vishay Intertechnology. Other than the specific services to be provided and the costs associated with such services, the terms of the reverse transition services agreement will be the same as the terms of the transition services agreement.

Pursuant to the transition services agreement, Vishay Intertechnology, through its subsidiaries, provides to us certain information technology support services for our foil resistor business at costs set forth in the transition services agreement. Pursuant to the reverse transition services agreement, we, through our subsidiary, provide Vishay Japan Co., Ltd. certain information technology support services. The cost of the services provided may not necessarily be reflective of prices that could have been obtained for similar services from an independent third-party.

We do not expect total payments under the transition services agreements to exceed $500,000 in the aggregate and, for the year ended December 31, 2010, the net payments by us to Vishay Intertechnology were $200,000. The substantial majority of such expenses have been and will continue to be incurred under the transition services agreement.

Secondment Agreement

Vishay Intertechnology agreed to second to us two of its employees, Dr. Felix Zandman and Reuven Katraro, in accordance with the terms of the secondment agreement. We refer to each of Dr. Zandman and Mr. Katraro as a secondee. Pursuant to the secondment agreement, Vishay Intertechnology is required to make each secondee available to us for the services specified in the secondment agreement for up to 5% of the secondee’s professional working time on a monthly basis. The initial term of the secondment agreement will expire on the first anniversary of its execution and will thereafter automatically renew for additional one-year periods unless sooner terminated. We will pay Vishay Intertechnology approximately $30,000 in connection with services rendered by the secondees in 2010.

Supply Agreements

We and Vishay Intertechnology each require certain products manufactured by the other for manufacture and sale of our respective products. Accordingly, we and Vishay Intertechnology or one or more of our respective subsidiaries, entered into multiple supply agreements pursuant to which one party will be obligated to supply to the other certain products described in the supply agreements, up to a maximum aggregate quantity for each product, at pricing set forth in the supply agreements. The initial term of each supply agreement will expire on the three-year anniversary of its execution and will thereafter automatically renew for additional one-year periods unless sooner terminated. The parties will negotiate in good faith as to the pricing for each product on an annual basis taking into account ascertainable market inputs.

Lease Agreements

We and Vishay Intertechnology, or our respective subsidiaries, entered into lease agreements for space in Be’er Sheva, Israel; Malvern, Pennsylvania; Akita, Japan; and Holon, Israel. In each case, the lease is at a market rate and on customary terms for a lease of its nature. In the aggregate, we paid Vishay Intertechnology $76,000 during 2010 and Vishay Intertechnology paid us $89,000 during the same period.

Other Agreements

We and Vishay Intertechnology also entered into certain other agreements. These include agreements relating to the manufacture of strain gages by a subsidiary of Vishay Intertechnology for certain European aerospace customers under which we license certain technology to the Vishay Intertechnology subsidiary for a ten year period. We also entered into an agreement with Vishay Intertechnology pursuant to which a subsidiary of Vishay Intertechnology will serve as a manufacturer on our behalf with respect to the finishing of certain foil resistor chips supplied by one of our subsidiaries.

OTHER MATTERS

This proxy statement includes all of the business that the Board intends to present at the annual meeting. The Board is not aware of any other matters proposed to be presented at the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2010 accompanies this proxy statement. VPG will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, telephone number (484) 321-5300.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

     Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in our proxy statement and form of proxy for our 2012 Annual Meeting of Stockholders must be received by us no later than December 21, 2011 and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

     In accordance with our current bylaws, for a proposal of a stockholder to be raised from the floor and presented at our 2012 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, (A) not prior to March 4, 2012 nor later than April 3, 2012 or (B) in the event that the 2012 Annual Meeting of Stockholders is held prior to May 3, 2012 or after August 1, 2012, notice by the stockholder must be so received not later than the 60th day prior to the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us. Stockholder proposals should be addressed to our Secretary, Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, Pennsylvania 19355.

By order of the Board of Directors,

William M. Clancy
Corporate Secretary

April 19, 2011

ANNEX A

PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

OF

VISHAY PRECISION GROUP, INC.

1.	Article FOURTH, Part D, Section 1(h) be amended to delete the reference therein to “50,000” and insert “3,571” in lieu thereof; and

2.	Article FOURTH, Part D, Section 4 be amended to delete the reference therein to “300,000” and insert “21,428” in lieu thereof.

VISHAY PRECISION GROUP, INC. 3 GREAT VALLEY PARKWAY SUITE 150 MALVERN, PA 19355
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	Marc Zandman	02	Dr. Samuel Broydo	03	Saul Reibstein	04	Timothy Talbert	05	Ziv Shoshani

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay Precision Group, Inc.’s registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

3.	To approve an amendment to Vishay Precision Group, Inc.’s Amended and Restated Certificate of Incorporation.	☐	☐	☐

4.	To approve the non-binding resolution relating to executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

5.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

VISHAY PRECISION GROUP, INC.
Annual Meeting of Shareholders
June 2, 2011
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William M. Clancy and Roland B. Desilets, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Precision Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Precision Group, Inc. to be held at the The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355, at 10:00 a.m., local time, on Thursday, June 2, 2011, and at any postponement or adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side